UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Enzo Biochem, Inc.

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Explanatory Note

This Schedule 14A filing consists of the following press release (the “Press Release”) from Enzo Biochem, Inc., a New York corporation (the “Company”), relating to the Company’s Annual Meeting of Stockholders held on March 31, 2022. This Schedule 14A supplements the Definitive Proxy Statement filed by the Company with the U.S. Securities and Exchange Commission on February 28, 2022.

FOR IMMEDIATE RELEASE

Enzo Biochem Adjourns Annual Meeting of Shareholders Until April 8, 2022

NEW YORK, NY, April 1, 2022 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), a leading biosciences and diagnostics company, today announced its 2021 Annual Meeting of Shareholders (“Annual Meeting”), with respect to Proposal 1, has been adjourned until April 8, 2022 at 9 AM EDT.

The Company adjourned the Annual Meeting, held on March 31, 2022, with respect to Proposal 1 to give itself additional time to solicit proxies with respect to that proposal. If Proposal 1 is approved, Enzo’s current staggered board structure would be de-classified so that all directors would be up for re-election each year. Additionally, votes on the approval of mergers, asset sales, and dissolution as well as amendments to Enzo’s Certificate of Incorporation and By-Laws would be subject to majority approval. Further information on Proposal 1 may be found in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on March 1, 2022,

Proposal 1 from the slate of proposals submitted at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of stock entitled to vote. The Company has determined that a further adjournment is necessary to allow shareholders who have not yet voted additional time to vote. The Annual Meeting will resume virtually via the internet at www.virtualshareholdermeeting.com/ENZ2022 on Friday, April 8, 2022 at 9 AM EDT.

The Company encourages all shareholders of record as of February 25, 2022 who have not yet voted on Proposal 1 to vote to approve Proposal 1 by 11:59 PM, Eastern Daylight Time, on April 7, 2022. Shareholders of record may vote their shares by calling Kingsdale Advisors Toll-Free at 1-888-518-1554 or collect at 1-416-867-2272

The Annual Meeting was convened on March 31, 2022 with respect to Proposals 2 (the election of directors), 3 (advisory vote to approve the compensation of our named executive officers), and 4 (ratification of the Company’s public accounting firm) each as set forth in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on March 1, 2022, all of which were approved. The Company filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on March 31, 2021, disclosing the voting results on those proposals.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

For more information, please visit www.Enzo.com or follow Enzo Biochem on Twitter and
LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2021. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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Enzo Biochem Contacts

For: Enzo Biochem:

David Bench, CFO
212-583-0100
dbench@enzo.com

For Media:

Lynn Granito
Berry & Company Public Relations
212-253-8881
lgranito@berrypr.com

For Investors:

Bob Yedid
LifeSci Advisors, LLC
646-597-6989
bob@lifesciadvisors.com